Exhibit 99.1

Acer Therapeutics Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Corporate Update

NEWTON, MA – March 1, 2021 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided an update on the Company’s recent corporate developments.

“In spite of the challenges presented by a global pandemic in 2020, we continued to advance our existing programs while expanding our pipeline,” said Chris Schelling, CEO and Founder of Acer. “As a result, we anticipate a number of key milestones next quarter, including a proposed ACER-001 pre-NDA meeting with FDA, continuing to work toward a potential ACER-001 collaboration and license agreement with Relief Therapeutics pursuant to the existing option agreement between the companies, and a Type B meeting with the FDA to discuss a possible path forward for EDSIVO™. We are also working toward initiation of a Phase 2 clinical trial of osanetant in BRCA-positive patients with induced vasomotor symptoms in the fourth quarter of 2021, subject to successful IND filing and additional capital, and continuing to seek non-dilutive capital to advance emetine development.”

Fourth Quarter 2020 and Recent Highlights

•	ACER-001
o

Signed an Option Agreement with Relief Therapeutics Holding AG on January 25, 2021 providing Relief with exclusivity until June 30, 2021 for the right to pursue a potential collaboration and license agreement for worldwide development and commercialization for ACER-001. In return, Acer received a $1.0 million upfront nonrefundable payment and a $4.0 million secured loan from Relief

o	Announced in February 2021 topline results from Acer’s bioequivalence trial in which ACER-001 showed similar relative bioavailability compared to BUPHENYL® (sodium phenylbutyrate) under fed conditions
•	EDSIVO™ (celiprolol)
o

Announced in December 2020 publication by Swedish investigators of additional long-term data from COL3A1-positive vascular Ehlers-Danlos Syndrome (vEDS) patients in the European Journal of Vascular and Endovascular Surgery entitled “Celiprolol Treatment in Patients with Vascular Ehlers-Danlos Syndrome” (https://www.ejves.com/action/showPdf?pii=S1078-5884%2820%2930930-8)

o

Submitted a Type B meeting request to the FDA in February 2021 to discuss Acer’s proposed plan to collect additional data and provide confirmatory evidence in support of celiprolol’s potential benefit in treating COL3A1-positive vEDS patients

•	ACER-801 (osanetant)
o	Completed active pharmaceutical ingredient (API) manufacturing and advanced other development activities to support an Investigational New Drug Application (IND) submission
•	Corporate
o

Promoted Jefferson Davis to Chief Business Officer in February 2021. A veteran life science executive and transaction specialist with over 25 years of experience in business and corporate development, Mr. Davis has led or supported over 40 transactions with an aggregate value of more than $2 billion across all major therapeutic platforms, including antibodies, small molecules, aptamers, gene therapy, vaccines, and proteins

o

Ended the fourth quarter with $5.8 million in cash and cash equivalents. Acer believes its cash position as of December 31, 2020, combined with an additional $3.2 million of net proceeds subsequently received from the sales of common stock under its ATM facility and through its equity line purchase agreement with Lincoln Park Capital, along with the $1.0 million nonrefundable payment and $4.0 million secured loan received from Relief Therapeutics following the signing of the ACER-001 Option Agreement, will be sufficient to fund its operations into the third quarter of 2021

Upcoming Milestones

•	ACER-001
o	Q2 2021: Targeting a pre-New Drug Application (NDA) meeting with the FDA in the second quarter of 2021, assuming successful completion of the ongoing development activities
o

Mid-2021: ACER-001 NDA submission for treatment of patients with Urea Cycle Disorders (UCDs) is anticipated in mid-2021, provided that no additional data is requested by the FDA during Acer’s pre-NDA meeting and ongoing development activities are successfully completed (including evaluation of long-term product stability data)

•	EDSIVO™
o

Q2 2021: Obtain FDA feedback from a Type B meeting in the second quarter of 2021 regarding Acer’s proposed plan to collect additional data which, if discussions are successful and the collected data is sufficient, could potentially satisfy the substantial evidence of effectiveness needed to support a resubmission of the EDSIVO™ NDA (although neither EDSIVO™ NDA resubmission nor approval is assured)

•	ACER-801 (osanetant)
o	Q3 2021: IND submission for osanetant is anticipated in the third quarter of 2021
o

Q4 2021: Initiation of a Phase 2 clinical trial of osanetant in BRCA-positive patients who have undergone a prophylactic bilateral salpingo-oophorectomy (PBSO) is expected in the fourth quarter of 2021, dependent upon successful IND filing and subject to additional capital

•	ACER-2820 (emetine)
o	Ongoing: Further advancement of the emetine program for infectious diseases, including COVID-19, is dependent on Acer’s ability to raise non-dilutive capital
o

Ongoing: The Company believes that most of the emetine IND-enabling work is in progress or complete, and intends to minimize future emetine spending as it continues to work with federal agencies and private research organizations toward the goal of securing non-dilutive funding

Financial Results for the Fourth Quarter and Full Year 2020

Cash position. Cash and cash equivalents were $5.8 million as of December 31, 2020, compared to $12.1 million as of December 31, 2019. Acer believes its cash and cash equivalents available as of December 31, 2020, combined with an additional $3.2 million of net proceeds subsequently received from the sales of common stock under its ATM facility and through its equity line purchase agreement with Lincoln Park Capital, along with the $1.0 million nonrefundable payment and $4.0 million secured loan received from Relief Therapeutics following the signing of the ACER-001 Option Agreement, will be sufficient to fund its operations into the third quarter of 2021.

Research and Development Expenses. Research and development expenses were $3.5 million for the three months ended December 31, 2020, compared to $2.8 million for the three months ended December 31, 2019. Research and development expenses for the three months ended December 31, 2020 were comprised of $1.3 million related to ACER-001, $1.5 million related to emetine, $0.6 million related to osanetant, and $0.1 million related to EDSIVO™. Research and development expenses were $11.8 million for the year ended December 31, 2020, compared to $13.9 million for the year ended December 31, 2019. This decrease of approximately $2.1 million was primarily due to decreases in employee-related expense and in spending related to clinical and other consulting services, partially offset by an increase in contract research expenses.

General and Administrative Expenses. General and administrative expenses were $2.7 million for the three months ended December 31, 2020, compared to $2.4 million for the three months ended December 31, 2019. General and administrative expenses were $11.0 million for the year ended December 31, 2020, compared to $16.0 million for the year ended December 31, 2019. This decrease of $5.0 million was primarily due to decreases in employee-related expenses and precommercial activities expenses, partially offset by an increase in legal expenses. This decrease in employee-related expenses resulted from a decrease in headcount as a consequence of the restructuring initiative undertaken after receipt of the Complete Response Letter from the FDA for EDSIVO™ in June 2019.

Net Loss. Net loss for the three months ended December 31, 2020 was $6.2 million, or $0.50 net loss per share (basic and diluted), compared to a net loss of $5.2 million, or $0.51 net loss per share (basic and diluted), for the three months ended December 31, 2019. Net loss for the year ended December 31, 2020 was $22.9 million, or $2.06 loss per share (basic and diluted), compared to a net loss of $29.4 million, or $2.91 loss per share (basic and diluted), for the year ended December 31, 2019.

For additional information, please see Acer’s Annual Report on Form 10-K filed today with the SEC.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-801 (osanetant) for the treatment of induced Vasomotor Symptoms (iVMS); and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

ACER THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)
Operating expenses:
Research and development	$3,481,200	$2,829,767	$11,847,902	$13,851,018
General and administrative	2,691,246	2,362,572	10,954,923	16,046,423
Loss from operations	(6,172,446)	(5,192,339)	(22,802,825)	(29,897,441)

Other (expense) income, net:
Interest and other (expense) income, net	(4,095)	50,919	13,578	471,267
Foreign currency transaction (loss)/gain	(61,143)	(14,864)	(96,202)	8,205
Total other (expense) income, net	(65,238)	36,055	(82,624)	479,472

Net loss	$(6,237,684)	$(5,156,284)	$(22,885,449)	$(29,417,969)

Net loss per share - basic and diluted	$(0.50)	$(0.51)	$(2.06)	$(2.91)

Weighted average common shares outstanding - basic and diluted	12,487,688	10,095,176	11,121,039	10,092,179

SELECTED BALANCE SHEET DATA:

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$5,761,568	$12,077,640

Prepaid expenses and other current assets	$679,461	$807,356

Property and equipment, net	$130,081	$193,974

Total assets	$14,613,688	$21,465,511

Total liabilities	$6,389,354	$3,095,195

Total stockholders’ equity	$8,224,334	$18,370,316

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